                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*


                               Exide Corporation
                     ------------------------------------
                               (Name of Issuer)

                    Common Stock, $.01 par value per share
                    --------------------------------------
                        (Title of Class of Securities)

                                302051107
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO.  302051107              13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Arthur M. Hawkins
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]

                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,310,942
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,310,942
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,310,942
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                        [ ]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11.06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

               Exide Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

               1400 North Woodward Avenue
               Bloomfield Hills, Michigan 48034

Item 2(a)      Name of Person Filing:

               Arthur M. Hawkins

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               Exide Corporation
               1400 North Woodward Avenue
               Bloomfield Hills, Michigan 48034

Item 2(c)      Citizenship:

               Mr. Hawkins in a United States citizen.

Item 2(d)      Title of Class of Securities:

               Common Stock, $.01 par value per share

Item 2(e)      CUSIP No.:

               302051107

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b).

Item 4    Ownership:

               (a) Amount Beneficially Owned:  2,310,942

               (b) Percent of Class:  11.06%

               (c) Number of shares as to which such person has:

                        (i) Sole power to vote or to direct the vote:  2,310,942
                            shares

                               Page 3 of 5 Pages

                    (ii)  Shares power to vote or to direct the vote: 0


                    (iii) Sole power to dispose or direct the disposition
                          of: 2,310,942 shares

                    (iv) Shared power to dispose or to direct the disposition of: 0

Item 5         Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6         Ownership of More Than Five Percent on Behalf of Another Person:

               No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

Item 8         Identification and Classification of Members of the Group:

               Not applicable.

Item 9         Notice of Dissolution of Group:

               Not applicable.

Item 10        Certification:

               Not applicable.



                               Page 4 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and behalf, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1997

                                                 /s/ Arthur M. Hawkins
                                                _____________________________
                                                     Arthur M. Hawkins

                               Page 5 of 5 Pages